EXHIBIT 99.1

VERSO PAPER CORP. ANNOUNCES EXTENSION OF
EXCHANGE OFFERS AND CONSENT SOLICITATIONS

MEMPHIS, Tenn. (February 11, 2014) - Verso Paper Corp. (NYSE:VRS) announced today that two of its wholly owned subsidiaries, Verso Paper Holdings LLC and Verso Paper Inc. (collectively, the “Issuers”), have extended the expiration date for their previously announced exchange offers and consent solicitations with respect to their outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the "Old Second Lien Notes") and 11⅜% Senior Subordinated Notes due 2016 (the "Old Subordinated Notes") from 12:00 midnight, New York City time, on Monday, February 10, 2014, to 5:00 p.m., New York City time, on Friday, February 14, 2014, unless further extended. All other terms, provisions and conditions of the exchange offers and consent solicitations will remain in full force and effect. Such terms, provisions and conditions are set forth in the Issuers’ confidential offering memorandum and consent solicitation statement dated as of January 13, 2014, and the related consent and letter of transmittal (collectively, the “Exchange Offer Documents”), copies of which were previously distributed to eligible holders of the Old Second Lien Notes and the Old Subordinated Notes.
On January 13, 2014, the Issuers commenced exchange offers to exchange new Second Priority Adjustable Senior Secured Notes (the "New Second Lien Notes") and new Adjustable Senior Subordinated Notes (the "New Subordinated Notes") for any and all of their outstanding Old Second Lien Notes and Old Subordinated Notes, respectively. In connection with the exchange offers, the Issuers have solicited consents to amend the Old Second Lien Notes, the Old Subordinated Notes and the indentures governing the Old Second Lien Notes and the Old Subordinated Notes.
As of 12:00 midnight, New York City time, on Monday, February 10, 2014, the Issuers have been informed by the exchange agent that approximately $8.1 million aggregate principal amount of the Old Second Lien Notes and approximately $2.8 million aggregate principal amount of the Old Subordinated Notes had been tendered for exchange.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Verso Paper Corp.
Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T    901-369-4128
E    robert.mundy@versopaper.com
W    www.versopaper.com